EXHIBIT 99.1

Eagle Bancorp Montana Earns $907,000 in Third Quarter; Increases Regular Quarterly Cash Dividend

HELENA, Mont., April 30, 2013 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of American Federal Savings Bank, today reported earnings increased 38% to $907,000, or $0.23 per diluted share, in the third fiscal quarter ended March 31, 2013, compared to $658,000, or $0.17 per diluted share, in the third quarter a year ago. In the second fiscal quarter ended December 31, 2012 Eagle reported a loss of $40,000, or $0.01 per diluted share. In the first nine months of fiscal year 2013 Eagle earned $1.3 million, or $0.33 per diluted share, compared to $1.6 million, or $0.40 per diluted share, in the first nine months of fiscal year 2012.

The Company also announced its board of directors has increased its regular quarterly cash dividend 1.75% to $0.0725 per share payable June 7, 2013 to shareholders of record May 17, 2013.

"While we generated record net interest income and noninterest income, our third quarter performance was negatively impacted by acquisition costs associated with our purchase of seven branch locations from Sterling Savings Bank in November 2012," stated Peter J. Johnson, President and CEO. "We believe that all acquisition costs have been accounted for and we expect expenses to return to more normalized levels before our fiscal year end."

Eagle's closed acquisition added approximately $41.2 million in loans and $181.6 million in deposits to the bank and more than doubled its franchise to 13 branches, while extending its branch network throughout Southern Montana. Of the seven branches acquired six are in new markets for Eagle, including two in Missoula, one in Billings, and one each in Hamilton, Livingston and Big Timber. The seventh is in Bozeman where Eagle already has a presence.

Third Quarter Fiscal 2013 Highlights

  Net income of $907,000, or $0.23 per diluted share.
  Eagle's revenues (net interest income before the provision for loan losses, plus non-interest income) increased 68% to $6.85 million in the third quarter, compared to $4.6 million in the third quarter a year ago.
  Nonperforming assets improved to $2.1 million, or 0.41% of total assets at March 31, 2013, compared to $2.7 million, or 0.53% of total assets three months earlier and $5.4 million, or 1.62% of total assets a year ago.
  Nonperforming loans declined to $1.0 million, or 0.47% of total loans at March 31, 2013 compared to $1.5 million, or 0.70% of total loans three months earlier and $3.5 million, or 1.95% of total loans a year ago.
  Total loans increased 19% to $212.7 million at March 31, 2013 compared to $179.0 million a year earlier.
  Total deposits increased 92% to $421.6 million at March 31, 2013 compared to $220.2 million a year ago.
  Capital ratios remain strong with a Tier 1 leverage ratio of 9.80%.
  Increased its regular quarterly cash dividend to $0.0725 per share.

Balance Sheet Results

"Although the loan portfolio did shrink slightly compared to the preceding quarter end, we are encouraged by the increase in construction loan originations, which is usually an indicator the housing economy is improving in our local markets," said Johnson. "Additionally, the percentage of purchased loans in our mortgage lending department has also picked up in recent months, which is another leading indicator of improvement in our local housing market." Largely due to the $41.2 million in new loans from the acquisition, total loans increased 18.9% to $212.7 million at March 31, 2013 compared to $179.0 million a year earlier. Commercial real estate loans increased 21.9% to $80.2 million at March 31, 2013 compared to $65.8 million a year earlier and residential mortgage loans increased 3.7% to $65.6 million compared to $63.2 million a year earlier. Commercial loans increased 15.7% to $17.4 million and home equity loans increased 48.2% to $36.1 million compared to a year ago.

"While a majority of the deposit increase came from the acquisition, we also had moderate organic deposit growth during the quarter across most deposit types," said Clint Morrison, SVP and CFO. Total deposits increased 91.5% to $421.6 million at the end of March compared to $220.2 million a year ago. Checking and money market accounts represent 49.4%, savings accounts represent 13.4%, and CDs comprise 37.2% of the total deposit portfolio at March 31, 2013. Eagle had no brokered deposits at the end of March.

Total assets increased 54.4% to $512.8 million at March 31, 2013, compared to $332.2 million a year earlier. Shareholders' equity was $53.0 million at March 31, 2013, compared to $53.5 million a year ago. Mainly due to the addition of goodwill related to the branch acquisitions, the tangible book value was $11.57 per share at March 31, 2013, compared to $13.78 per share a year ago.

Credit Quality

Eagle's third quarter provision for loan losses was $116,000, compared to $187,000 in the preceding quarter and $258,000 in the third quarter a year ago. The allowance for loan loss ratio now stands at 189.6% of nonperforming loans compared to 121.3% three months earlier and 48.59% a year earlier.

Nonperforming loans (NPLs) decreased 33.3% to $1.0 million at March 31, 2013, compared to $1.5 million three months earlier, and decreased 71.3% when compared to $3.5 million a year ago. Other real estate owned (OREO) and other repossessed assets declined 7.9% to $1.1 million at March 31, 2013 compared to $1.2 million three months earlier and decreased 42.3% compared to $1.9 million a year earlier.

"During the quarter we had good activity in OREO as interest in these properties improved," said Morrison. Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, decreased 22.2% to $2.1 million at March 31, 2013, compared to $2.7 million three months earlier, and decreased 61.2% when compared to $5.4 million a year ago.

Net charge offs were $42,000 in the third quarter compared to $162,000 in the preceding quarter and $58,000 in the third quarter a year ago. The allowance for loan losses was $1.90 million, or 0.89% of total loans at March 31, 2013, compared to $1.83 million, or 0.85% of total loans at December 31, 2012, and $1.70 million, or 0.95% of total loans a year ago.

Operating Results

The net interest margin was 3.12% in the third quarter, compared to 3.36% in the preceding quarter and 3.73% in the third quarter a year ago. Funding costs for the third quarter of fiscal 2013 decreased 28 basis points compared to the previous quarter while asset yields decreased 46 basis points compared to the previous quarter. In the first nine months of fiscal 2013 the net interest margin was 3.35% compared to 3.73% in the same period a year earlier. Impacting the margin was the fact that Eagle had $226 million in lower yielding securities compared to $94 million a year ago.

Eagle's revenues (net interest income before the provision for loan losses, plus non-interest income) increased 41.8% to $6.85 million, compared to $4.83 million in the preceding quarter, and increased 68.4% compared to $4.06 million in the third fiscal quarter a year ago. In the first nine months of fiscal 2013, revenues increased 40.8% to $15.91 million compared to $11.30 million in the first nine months of fiscal 2012. Net interest income before the provision for loan loss was $3.57 million in the third quarter of fiscal 2013, compared to $2.91 million in the preceding quarter and $2.76 million in the third quarter a year ago. In the first nine months of fiscal 2013, the net interest income before the provision increased 9.5% to $9.15 million compared to $8.35 million in the first nine months of fiscal 2012.

"Our gain on sale of loans was very robust during the third quarter due to significant mortgage refinance activity as well as it being the first full quarter operating the home loan activities resulting from the Sterling acquisition which augmented our existing mortgage lending," said Morrison. "Our pipeline is full and we expect similar mortgage loan origination volumes during the next couple of months."

Noninterest income increased 151.0% to $3.27 million in the third quarter of fiscal 2013, compared to $1.30 million in the third quarter a year ago. Included in other income during the current quarter was a one-time $285,000 gain on sale of Eagle's old Bozeman branch that had been taken out of service when the new Bozeman facility was built in October 2009. In the second quarter of fiscal 2013 noninterest income was $1.92 million. Eagle's third quarter net gain on the sale of loans increased to $1.72 million compared to $962,000 in the preceding quarter and $522,000 in the third quarter a year ago. In the first nine months of fiscal 2013 noninterest income increased 129.5% to $6.77 million compared to $2.95 million in the first nine months of fiscal 2012.

In the third quarter of fiscal 2013 noninterest expense was $6.45 million, compared to $4.79 million in the preceding quarter and $2.91 million in the third quarter a year ago. The increase is primarily attributable to acquisition costs associated with purchase of the seven branch banking locations from Sterling Savings Bank, which totaled $712,000 during the third quarter of fiscal 2013. Additionally, salary and employee benefits included approximately $110,000 in nonrecurring costs associated with the acquisition. In the first nine months of fiscal 2013, Eagle's noninterest expense totaled $14.7 million compared to $8.24 million in the first nine months of fiscal 2012. The increase was in part due to $1.92 million in acquisition costs.

During the third quarter of fiscal 2013 Eagle recorded a benefit for income taxes of $629,000 as a result of a number of factors. As income was lowered by acquisition costs and higher employee costs, the percent of tax free municipal bond income and Bank owned life insurance income to total income became significant. Likewise, the deductibility of goodwill for tax purposes caused the company to experience a negative effective tax rate which is furthered by its New Markets Tax credits first taken during 2Q13 that will last for seven years.

The new markets tax credit first taken in the second quarter of fiscal 2013 is based on a commercial real estate loan on which Eagle also holds the equity investment that provides for $2.9 million in federal tax credits over the next seven years. In the second quarter of fiscal 2013 Eagle had a benefit for income taxes of $103,000 and in the third quarter of fiscal 2012 Eagle recorded a provision for income taxes of $242,000.

Capital Management

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 9.80% at March 31, 2013.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of American Federal Savings Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank's website at www.americanfederalsavingsbank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol "EBMT."

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	March 31,
	2013	2012	2012

Assets:
Cash and due from banks	$ 4,517	$ 8,076	$ 3,889
Interest-bearing deposits with banks	360	1,136	6,714
Federal funds sold	12,161	16,949	5,001
Total cash and cash equivalents	17,038	26,161	15,604
Securities available-for-sale, at market value	225,999	205,561	94,019
FHLB stock, at cost	1,949	1,967	2,003
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	12,627	15,085	11,885
Loans:
Residential mortgage (1-4 family)	65,554	66,847	63,225
Commercial loans	17,373	15,353	15,014
Commercial real estate	80,229	83,051	65,820
Construction loans	2,228	1,750	1,935
Consumer loans	11,371	11,086	8,798
Home equity	36,073	37,850	24,336
Unearned loan fees	(106)	(112)	(145)
Total loans	212,722	215,825	178,983
Allowance for loan losses	(1,900)	(1,825)	(1,700)
Net loans	210,822	214,000	177,283
Accrued interest and dividends receivable	2,237	1,954	1,451
Mortgage servicing rights, net	2,832	2,360	2,135
Premises and equipment, net	19,040	19,207	15,700
Cash surrender value of life insurance	9,393	9,322	9,101
Real estate and other assets acquired in settlement of loans, net of allowance for losses	1,087	1,174	1,872
Goodwill	6,890	6,890	--
Core deposit intangible	981	1,018	--
Other assets	1,777	3,267	960
Total assets	$ 512,827	$ 508,121	$ 332,168

Liabilities:
Deposit accounts:
Noninterest bearing	55,998	53,465	24,353
Interest bearing	365,589	361,260	195,801
Total deposits	421,587	414,725	220,154
Accrued expense and other liabilities	3,714	5,337	4,652
Federal funds purchased	--	--	--
FHLB advances and other borrowings	29,411	29,461	48,746
Subordinated debentures	5,155	5,155	5,155
Total liabilities	459,867	454,678	278,707

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized, none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,898,685; 3,898,685; 3,878,971 outstanding at March 31, 2013, December 31, 2012 and March 31, 2012, respectively)	41	41	41
Additional paid-in capital	22,106	22,103	22,111
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,431)	(1,473)	(1,598)
Treasury stock, at cost (184,442 shares at March 31, 2013 and December 31, 2012, and 204,156 at March 31, 2012)	(1,993)	(1,993)	(2,210)
Retained earnings	33,447	32,818	32,661
Accumulated other comprehensive gain	790	1,947	2,456
Total shareholders' equity	52,960	53,443	53,461
Total liabilities and shareholders' equity	$ 512,827	$ 508,121	$ 332,168

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	March 31	December 31	March 31	March 31	March 31
	2013	2012	2012	2013	2012
Interest and dividend Income:
Interest and fees on loans	$ 3,012	$ 2,753	$ 2,744	$ 8,316	$ 8,349
Securities available-for-sale	1,087	735	778	2,491	2,477
Interest on deposits with banks	10	11	4	26	13
Total interest and dividend income	4,109	3,499	3,526	10,833	10,839
Interest Expense:
Interest expense on deposits	305	333	260	886	822
Advances and other borrowings	208	230	481	732	1,596
Subordinated debentures	22	23	25	69	70
Total interest expense	535	586	766	1,687	2,488
Net interest income	3,574	2,913	2,760	9,146	8,351
Provision for loan losses	116	187	258	538	841
Net interest income after provision for loan losses	3,458	2,726	2,502	8,608	7,510

Noninterest income:
Service charges on deposit accounts	197	184	141	547	511
Net gain on sale of loans	1,718	962	522	3,492	1,161
Mortgage loan servicing fees	262	247	214	743	666
Net gain on sale of available-for-sale securities	465	245	115	777	281
Net gain (loss) on sale of OREO	(9)	(6)	(12)	(32)	(12)
Net gain (loss) on fair value hedge-FASB ASC 815	43	28	94	108	(280)
Other income	597	257	230	1,130	621
Total noninterest income	3,273	1,917	1,304	6,765	2,948

Noninterest expense:
Salaries and employee benefits	3,193	2,131	1,367	6,765	3,737
Occupancy and equipment expense	692	508	350	1,542	1,032
Data processing	512	193	170	852	456
Advertising	278	218	92	697	354
Amortization of mortgage servicing fees	158	221	201	566	468
Amortization of core deposit intangible and tax credits	145	48	--	193	--
Federal insurance premiums	82	43	51	174	137
Postage	36	37	23	99	86
Legal, accounting and examination fees	123	122	71	336	263
Consulting fees	14	35	55	75	450
Acquisition costs	712	731	--	1,920	--
Provision for valuation loss on OREO	93	30	165	191	165
Other	415	469	361	1,264	1,093
Total noninterest expense	6,453	4,786	2,906	14,674	8,241

Income before provision for income taxes	278	(143)	900	699	2,217
Provision (benefit) for income taxes	(629)	(103)	242	(590)	644
Net income	$ 907	$ (40)	$ 658	$ 1,289	$ 1,573

Basic earnings per share	$ 0.24	$ (0.01)	$ 0.18	$ 0.34	$ 0.42
Diluted Earnings per share	$ 0.23	$ (0.01)	$ 0.17	$ 0.33	$ 0.40
Weighted average shares outstanding (basic EPS)	3,752,813	3,741,815	3,716,480	3,739,806	3,726,453
Weighted average shares outstanding (diluted EPS)	3,937,255	3,933,114	3,920,636	3,933,105	3,916,486

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	March 31,	December 31,	March 31,
	2013	2012	2012
Asset Quality:
Nonaccrual loans	$ 669	$ 1,200	$ 3,286
Loans 90 days past due	--	--	--
Restructured loans, net	333	304	213
Total nonperforming loans	1,002	1,504	3,499
Other real estate owned and other repossed assets, net	1,081	1,174	1,872
Total nonperforming assets	$ 2,083	$ 2,678	$ 5,371
Nonperforming loans / portfolio loans	0.47%	0.70%	1.95%
Nonperforming assets / assets	0.41%	0.53%	1.62%
Allowance for loan losses / portfolio loans	0.89%	0.85%	0.95%
Allowance / nonperforming loans	189.62%	121.34%	48.59%
Gross loan charge-offs for the quarter	$ 42	$ 218	$ 63
Gross loan recoveries for the quarter	$ --	$ 56	$ 5
Net loan charge-offs for the quarter	$ 42	$ 162	$ 58

Capital Data (At quarter end):
Tangible book value per share	$ 11.57	$ 11.68	$ 13.78
Shares outstanding	3,898,685	3,898,685	3,878,971

Profitability Ratios (For the quarter):
Efficiency ratio*	91.36%	97.05%	69.12%
Return on average assets	0.71%	-0.04%	0.80%
Return on average equity	6.82%	-0.29%	4.88%
Net interest margin	3.12%	3.36%	3.73%

Profitability Ratios (Year-to-date):
Efficiency ratio *	90.26%	89.28%	70.29%
Return on average assets	0.43%	0.22%	0.63%
Return on average equity	3.19%	1.41%	3.92%
Net interest margin	3.35%	3.53%	3.73%

Other Information
Average total assets for the quarter	$ 508,073	$ 384,921	$ 330,072
Average total assets year to date	$ 404,232	$ 352,375	$ 332,175
Average earning assets for the quarter	$ 458,676	$ 346,475	$ 295,643
Average earning assets year to date	$ 363,464	$ 315,904	$ 298,336
Average loans for the quarter **	$ 230,241	$ 191,703	$ 190,561
Average loans year to date **	$ 200,908	$ 186,242	$ 189,978
Average equtiy for the quarter	$ 53,202	$ 54,641	$ 53,893
Average equity year to date	$ 53,907	$ 54,063	$ 53,479
Average deposits for the quarter	$ 415,789	$ 287,327	$ 192,296
Average deposits year to date	$ 307,325	$ 253,336	$ 191,527

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale
CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006
         Clint J. Morrison, SVP and CFO
         (406) 457-4007